UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 13, 2005

CIB Marine Bancshares, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	000-24149	37-1203599
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

N27 W24025 Paul Court, Pewaukee, Wisconsin		53072
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	262-695-6010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On April 13, 2005, registrant adopted a company-wide severance pay plan (the "Severance Plan") that permits the payment of severance benefits to all eligible employees, including executive officers, who are not otherwise provided severance benefits pursuant to a pre-existing agreement with registrant and/or its subsidiaries if the employee's employment is involuntarily terminated for reasons other than for cause, voluntary resignation or early retirement. The receipt of of any severance pay under the Severance Plan is conditioned upon the execution of a Separation Agreement and General Release by the eligible employee.

Under the Severance Plan, full-time employees with at least one year of service are eligible to receive two weeks of severance pay for each completed year of service with a minimum benefit of four weeks of severance pay. The maximum benefit paid to full-time employees shall be the lesser of thirty-six weeks, or the base compensation paid to the employee during the twelve months immediately preceding separation of service. Full-time employees with less than one year of service are eligible to receive two weeks of severance pay.

Part-time employees with at least one year of service are eligible to receive one week of severance pay per each completed year of service with a minimum benefit of two weeks of severance pay. The maximum benefit paid shall be the lesser of 12 weeks, or the base compensation paid to the employee during the twelve months immediately preceding separation of service. Part-time employees with less than one year of service are eligible to receive one week of severance pay.

The foregoing is only intended to be a summary of the terms of the Severance Plan and is qualified in its entirety by reference to the full text of the Severance Plan which is annexed as Exhibit 10.1 to this Current Report on Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIB Marine Bancshares, Inc.

April 18, 2005	By:	Stanley J. Calderon

Name: Stanley J. Calderon
Title: President and CEO

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Exhibit Index

Exhibit No.	Description

10.1	CIB Marine Bancshares, Inc. Severance Pay Plan